Exhibit 99

MEREDITH CFO SUKU RADIA TO BECOME BANKERS TRUST PRESIDENT

DES MOINES, IA (February 21, 2008) -- Meredith Corporation (NYSE:MDP), one of America's leading media and marketing companies, announced today that Vice President and Chief Financial Officer Suku Radia will become President of Bankers Trust Company in Des Moines, effective March 13, 2008.

Radia, 56, joined Meredith as VP/CFO in February 2000, succeeding current Meredith President and CEO Stephen M. Lacy. Previously, Radia had served as Managing Partner of the Des Moines office of KPMG LLP.

"On behalf of Meredith Corporation and its shareholders, I want to thank Suku for his leadership of our financial activities for the past eight years," said Lacy. "We've enjoyed a strong working and personal relationship, and I wish him much success in his new position."

Lacy said Meredith will begin an immediate internal and external nationwide search for a new Chief Financial Officer.

"I would like to thank Steve Lacy, Meredith Chairman Bill Kerr and the Meredith family for the wonderful opportunities they have given me over the last eight years," Radia said. "I have the utmost respect for Meredith Corporation and the outstanding professionals that I had the privilege to work alongside. I wish them all the best."

About Meredith Corporation

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group features 25 subscription magazines -- including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness and More -- and publishes approximately 180 special interest publications under approximately 80 titles. Meredith owns 13 television stations, including properties in top-25 markets Atlanta, Phoenix and Portland, OR. Additionally, Meredith has an extensive online presence that includes more than 40 web sites and two broadband channels -- Better.tv and Parents.tv.

Meredith's Integrated Marketing unit has established custom marketing relationships with many of America's leading companies. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to conduct precise targeted-marketing campaigns. Meredith publishes four Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.

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Contact: Art Slusark (515) 284-3404; art.slusark@meredith.com